EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Patriot Motorcycle Corporation

Acquires Steed Musclebike Assets

Founder John Covington Retained

As Director of Design and Development

SAN CLEMENTE, Calif. – (PRIMEZONE) – August 27, 2005 – Patriot Motorcycle Corporation (Pink Sheets: PMCY), exclusive worldwide distributor of the Yamoto line of Dirt Bike motorcycles and All-Terrain Vehicles (ATV’s), today announced it has acquired the assets of Steed Musclebike Motorcycle Company, headquartered in Scottsdale, Arizona.

Founded in 1989 by renown motorcycle designer John Covington, Steed custom V-Twin Musclebikes are both revolutionary and widely recognized as representing the highest standards of quality and innovation in the alternative American motorcycle marketplace. Covington’s famed “Cobra” concept bike was recently inducted into the Motorcycle Industry Hall of Fame in the “Most Famous Custom” class.

Extensive media coverage and documentary/reality-styled television shows have fueled the popularity of today’s explosive custom V-Twin motorcycle market. Yet it is a “boutique” industry – comprised of cutting-edge designers and talented builder/fabricators spread coast to coast – still emerging and loosely knit.

“This alliance with Patriot Motorcycles is truly historic,” states John Covington, Founder of Steed Musclebikes. “Never before has a custom V-Twin builder…like Steed…had the full resources of a global company, like Patriot, dedicated to its success. It is not only groundbreaking…it will take Steed and custom V-Twin bikes to a whole new level.”

“In my 25 years in the motorcycle industry, I’ve found the most important elements of success are character and vision, “ notes Mark Green, President of Marketing and Sales for Patriot Motorcycles.” John Covington and the entire Steed team are just that type of individuals. Now, with Patriot’s experience and involvement, the world of custom V-Twins has gained the broad distribution and marketing muscle that has been lacking to date. Together, we have set out to change the industry.”

Michel Attias, CEO of Patriot Motorcycles, adds, “Our vision…from the inception of this company… is to bring affordable family fun to the world. While we are well on our way to accomplishing this goal…with our existing Yamoto product line…this new alliance with Steed Musclebikes and John Covington puts Patriot Motorcycles firmly into the growing V-Twin motorcycle market as well…with an attractively priced, quality product that will appeal to an even broader range of riders and enthusiasts.”

About Steed by Patriot

Founded by designer/builder John Covington in 1989, Steed Musclebike Motorcycle Company – headquartered in Scottsdale, Arizona – maintains a leadership role in the design and fabrication of custom V-Twin motorcycles.

Steed is also the oldest federally licensed alternative American builder in the United States. Covington’s styling includes introducing the famed Monoglide® 300 fat-tire chassis in 1997 – making Steed the first 300mm-tire frame builder in America – featuring a proprietary musclebike platform and a host of revolutionary innovations that instantly gained national attention, industry recognition and a legion of loyal riders and customers. The visionary Steed “Cobra” V-Twin, personally designed by John Covington, was recently inducted into the Motorcycle Industry Hall of Fame in the “Most Famous Custom” class. In August 2005, the assets of Steed Musclebikes were acquired by Patriot Motorcycle Corporation and reorganized as Steed by Patriot. Founder John Covington was retained and continues as Director of Design and Development for Steed by Patriot. For more information visit www.musclebikes.com.

About Patriot Motorcycle Corporation

Patriot Motorcycles (PMCY) is the exclusive distributor of the Yamoto line of Dirt Bike motorcycles and All-Terrain Vehicles (ATV’s) manufactured in China. The company and its management are firmly committed to building the Yamoto by Patriot (TM) brand, to building a significant and substantial domestic and international dealer organization and to distributing the finest products, that consistently out-price the competition (by as much as 50%). Patriot is also the first and only company to offer a Five-Year Guarantee based on after-sale use of its co-branded zMAX® Micro-Lubricant. Additional Patriot-branded products and accessories are also being evaluated. Yamoto by Patriot (TM) – poised to become the first great Chinese-manufactured brand. For more information visit www.patriotmotorcycles.com.

Note: Statements contained in this release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1934, as amended. These forward-looking statements are made based upon information available as of the date hereof, and the company assumes no obligation to update such forward-looking statements. Editors and investors are cautioned that such forward-looking statements involve risk and uncertainties and the company’s actual results may differ from these forward-looking statements. Such risks and uncertainties include, but are no limited to, demand for the company’s products and services, PMCY’s ability to continue to develop its market, general economic conditions and other factors that may be more fully described in reports to shareholders and periodic filings with the Securities and Exchange Commission.

Contact:

Patriot Motorcycle Corporation

Mark Green, (949) 488-0434 x 202

mgreen@patriotmotorcycles.com

or

Investor relations contact:

Dan Duquette (949) 488-0434 x 208

Or (714) 915-4820

dand@patriotmotorcycles.com

Source: Patriot Motorcycle Corporation